Exhibit 99.1

PRESS RELEASE

Delmar Bancorp Reports Results of Operations for the Second Quarter 2020

SALISBURY, MD – July 28, 2020 – Delmar Bancorp (NASDAQ: DBCP) (the “Company” or “Delmar”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Partners”), Fredericksburg, Virginia, reported net income of $1.0 million, or $0.06 per share, for the three months ended June 30, 2020, a $711 thousand or 40.6% decrease when compared to net income of $1.8 million, or $0.18 per share, for the same period in 2019. For the six months ended June 30, 2020, the Company reported net income of $3.4 million, or $0.19 per share, a $296 thousand or 9.4% increase when compared to net income of $3.2 million for the same period in 2019. The Company’s results of operations for the three and six months ended June 30, 2020 were directly impacted by the acquisition of Partners, whose results of operations were not present for the same periods of 2019, and higher provision for credit losses due to the current economic environment and to the COVID-19 pandemic.

As previously disclosed, effective after the close of business on November 15, 2019, the Company and Partners completed their share exchange (the “Share Exchange”), pursuant to which Partners became a wholly owned subsidiary of the Company. As a result of the Share Exchange, the Company acquired from Partners total assets of $454.2 million, including investment securities available for sale of $65.4 million and loans held for investment of $355.2 million, and total liabilities of $405.0 million, including total deposits of $348.6 million and total borrowings of $49.0 million.

For the three months ended June 30, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.15%, 1.53% and 67.16%, respectively, as compared to 0.46%, 4.70% and 66.23%, respectively, for the same period in 2019.

For the six months ended June 30, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.52%, 5.10% and 67.00%, respectively, as compared to 0.83%, 9.28% and 68.01%, respectively, for the same period in 2019.

The decrease in net income for the three months ended June 30, 2020, as compared to the same period in 2019, was driven by higher provision for credit losses and other expenses, and was partially offset by increases in net interest income and other income, and lower federal and state income taxes.

The increase in net income for the six months ended June 30, 2020, as compared to the same period in 2019, was driven by increases in net interest income and other income, and lower federal and state income taxes, and was partially offset by higher provision for credit losses and other expenses.

Interest Income and Expense – Three Months Ended June 30, 2020 and 2019

Net interest income and net interest margin

Net interest income in the second quarter of 2020 increased by $3.6 million, or 48.9%, when compared to the second quarter of 2019. The Company's net interest margin (tax equivalent basis) decreased to 3.50%, representing a decrease of 55 basis points for the three months ended June 30, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of interest bearing deposits from banks and federal funds sold, which are both lower yielding interest-earning assets. Total interest income increased by $4.7 million, or 51.2%, for the three months ended June 30, 2020 while total interest expense increased by $1.1 million, or 59.9%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the three month period ended June 30, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Partners, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to the acquisition of Partners, partially offset by lower investment securities yields; and

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to the acquisition of Partners and organic deposit growth.

Negative Impacts:

•	Increases in average interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Partners and deposit growth outpacing loan growth, partially offset by lower yields on both; and

•	Increases in average borrowings balances, partially offset by lower rates paid on borrowings, in each case primarily due to the acquisition of Partners.

Loans

Average loan balances increased by $404.1 million, or 62.1%, and average yields earned decreased by 0.36% to 4.98% for the three months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $405.5 million in Partners average loan balances. Total average loans were 84.1% of total average interest-earning assets for the three months ended June 30, 2020, compared to 91.2% for the three months ended June 30, 2019.

Investment securities

Average total investment securities balances increased by $66.5 million, or 120.3%, and average yields earned decreased by 0.21% to 2.78% for the three months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $58.4 million in Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.7% of total average interest-earning assets for the three months ended June 30, 2020, compared to 7.7% for the three months ended June 30, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $342.1 million, or 76.9%, and average rates paid decreased by 0.09% to 1.25% for the three months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $309.4 million in Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $77.4 million, or 138.8%, and average rates paid decreased by 1.23% to 1.72% for the three months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $80.3 million in Partners average total borrowings.

Interest Income and Expense – Six Months Ended June 30, 2020 and 2019

Net interest income and net interest margin

Net interest income in the first six months of 2020 increased by $7.5 million, or 51.4%, when compared to the first six months of 2019. The Company's net interest margin (tax equivalent basis) decreased to 3.62%, representing a decrease of 47 basis points for the six months ended June 30, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of interest bearing deposits from banks and federal funds sold, which are both lower yielding interest-earning assets. Total interest income increased by $10.1 million, or 55.4%, for the six months ended June 30, 2020 while total interest expense increased by $2.6 million, or 71.1%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the six month period ended June 30, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Partners, partially offset by lower loan yields; and

•	Increases in average investment securities balances, primarily due to the acquisition of Partners, partially offset by lower investment securities yields.

Negative Impacts:

•	Increases in average interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Partners and deposit growth outpacing loan growth, partially offset by lower yields on both;

•	Increases in average interest-bearing deposit balances and rates paid, in each case primarily due to the acquisition of Partners; and

•	Increases in average borrowings balances, partially offset by lower rates paid on borrowings, in each case primarily due to the acquisition of Partners.

Loans

Average loan balances increased by $385.7 million, or 59.8%, and average yields earned decreased by 0.21% to 5.12% for the six months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $387.7 million in Partners average loan balances. Total average loans were 84.9% of total average interest-earning assets for the six months ended June 30, 2020, compared to 91.3% for the six months ended June 30, 2019.

Investment securities

Average total investment securities balances increased by $62.4 million, or 112.7%, and average yields earned decreased by 0.31% to 2.86% for the six months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $55.4 million in Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.7% of total average interest-earning assets for the six months ended June 30, 2020, compared to 7.8% for the six months ended June 30, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $325.2 million, or 73.5%, and average rates paid increased by 0.03% to 1.32% for the six months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $301.7 million in Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $60.7 million, or 107.1%, and average rates paid decreased by 0.89% to 2.06% for the six months ended June 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $63.4 million in Partners average total borrowings.

Provision for Credit Losses

The provision for credit losses in the second quarter of 2020 increased by $2.2 million, or 742.3%, when compared to the second quarter of 2019. The provision for credit losses in the first six months of 2020 increased by $2.6 million, or 429.1%, when compared to the first six months of 2019. The increase in the provision for credit losses during the three and six months ended June 30, 2020, as compared to the same periods of 2019, was primarily due to the COVID-19 pandemic and qualitative adjustment factors made to the allowance for credit losses related to rising unemployment and economic uncertainty in the Company’s markets, and loans originated by Partners subsequent to the 2019 acquisition. The provision for credit losses during the three and six months ended June 30, 2020, as well as the allowance for credit losses as of June 30, 2020, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of June 30, 2020, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the second quarter of 2020 increased by $1.3 million, or 155.5%, when compared to the second quarter of 2019. Key changes in the components of other income for the three months ended June 30, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $136 thousand, or 48.9%, due primarily to decreases in overdraft and nonsufficient fund, or NSF, fees as a result of the significant increase in deposit balances, which was partially offset by the inclusion of $9 thousand in Partners service charges on deposit accounts;

•	Gains on investment securities increased by $488 thousand, or 100.0%, due primarily to Partners recording a gain of $381 thousand on the sale of $17.5 million in mortgage-backed investment securities that was not present during the three months ended June 30, 2019. The sale of these investment securities allowed Partners to take advantage of temporarily higher prices in agency pass-through securities, harvest a one-time gain that is not exhausted over the life of the investment securities sold, and reduce premium risk as prepayment speeds on these investment securities were projected to pick up. In connection with these sales, Partners reinvested the sale proceeds and deployed excess cash through the purchase of $38.7 million in mortgage-backed investment securities. In addition, gains on investment securities increased due to Delmarva recording gains on higher yielding investment securities that were called during the second quarter of 2020 and equity investment gains recorded in income during the second quarter of 2020 due to market factors that were not present during the three months ended June 30, 2019; and

•	Other income increased by $953 thousand, or 169.9%, primarily due to the inclusion of $946 thousand in Partners other income, which included ATM and credit card fees, mortgage banking income related to Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees, and increases in debit card income and gains on purchased credit impaired loans, which were partially offset by decreases in ATM and loan processing fees.

Other income in the first six months of 2020 increased by $2.1 million, or 131.4%, when compared to the first six months of 2019. Key changes in the components of other income for the six months ended June 30, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $134 thousand, or 23.8%, due primarily to decreases in overdraft and NSF fees as a result of the significant increase in deposit balances, which was partially offset by inclusion of $36 thousand in Partners service charges on deposit accounts;

•	Gains on investment securities increased by $616 thousand, or 100.0%, due primarily to the aforementioned gain recorded by Partners on the sale of $17.5 million in mortgage-backed investment securities that were not present during the six months ended June 30, 2019. In addition, gains on investment securities increased due to Delmarva recording gains on higher yielding investment securities that were called during the first six months of 2020 and equity investment gains recorded in income during the first six months of 2020 due to market factors that were not present during the six months ended June 30, 2019; and

•	Other income increased by $1.6 million, or 156.8%, primarily due to the inclusion of $1.5 million in Partners other income, which included ATM and credit card fees, mortgage banking income related to Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees and increases in debit card income, which were partially offset by lower ATM fees.

Other Expenses

Other expenses in the second quarter of 2020 increased by $3.6 million, or 67.4%, when compared to the second quarter of 2019. Key changes in the components of other expenses for the three months ended June 30, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $2.0 million, or 70.2%, primarily due to the inclusion of $1.9 million in Partners salaries and employee benefits and increases due to staffing related changes, merit increases and benefit costs;

•	Premises and equipment increased by $237 thousand, or 26.4%, primarily due to the inclusion of $249 thousand in Partners premises and equipment, which was partially offset by a decrease related to repairs and maintenance;

•	Amortization of core deposit intangible increased by $104 thousand, or 138.3%, primarily due to the amortization related to the $2.7 million core deposit intangible recognized in the Partners acquisition;

•	(Gains) on other real estate owned decreased by $4 thousand, or 100.0%, primarily due to the gain recorded on the sales of lots during the second quarter of 2019 that was not present during the second quarter of 2020; and

•	Other expenses increased by $1.3 million, or 81.7%, primarily due to the inclusion of $1.2 million in Partners other expenses. In addition, other expenses increased due to higher expenses related to legal, stock exchange (NASDAQ) listing, and director fee expenses, which were partially offset by lower expenses related to merger, FDIC insurance assessments, other real estate owned, training, travel and entertainment, and sponsorships.

Other Expenses

Other expenses in the first six months of 2020 increased by $6.8 million, or 62.0%, when compared to the first six months of 2019. Key changes in the components of other expenses for the six months ended June 30, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $3.9 million, or 69.3%, primarily due to the inclusion of $3.7 million in Partners salaries and employee benefits and increases due to staffing related changes, merit increases and benefit costs;

•	Premises and equipment increased by $423 thousand, or 23.1%, primarily due to the inclusion of $498 thousand in Partners premises and equipment, which was partially offset by decreases related to repairs and maintenance, utilities and the expiration of legacy Liberty Bell Bank maintenance and software contracts;

•	Amortization of core deposit intangible increased by $212 thousand, or 140.5%, primarily due to the amortization related to the $2.7 million core deposit intangible recognized in the Partners acquisition;

•	(Gains) on other real estate owned decreased by $5 thousand, or 100.0%, primarily due to the gain recorded on the sales of lots during the first six months of 2019 that was not present during the first six months of 2020; and

•	Other expenses increased by $2.3 million, or 67.0%, primarily due to the inclusion of $2.3 million in Partners other expenses. In addition, other expenses decreased due to lower expenses related to FDIC insurance assessments, professional fees, other real estate owned, and merger, which were partially offset by higher expenses related to legal, accounting, director fee, and stock exchange (NASDAQ) listing expenses.

Federal and State Income Taxes

Federal and state income taxes in the second quarter of 2020 decreased by $396 thousand, or 57.0%, when compared to the second quarter of 2019. This decrease was due primarily to lower consolidated income before taxes on income and lower merger expenses in the second quarter of 2020 as compared to the same period in 2019, which are typically non-deductible. For the three months ended June 30, 2020, the Company’s effective tax rate was approximately 22.3% as compared to 28.4% for the same period in 2019.

Federal and state income taxes in the first six months of 2020 decreased by $255 thousand, or 18.8%, when compared to the first six months of 2019. This decrease was due primarily to lower merger expenses in the first six months of 2020 as compared to the same period in 2019, which are typically non-deductible, and was partially offset by higher consolidated income before taxes on income. For the six months ended June 30, 2020, the Company’s effective tax rate was approximately 24.2% as compared to 30.1% for the same period in 2019.

Balance Sheet

Changes in key balance sheet components as of June 30, 2020 compared to December 31, 2019 were as follows:

•	Total assets as of June 30, 2020 were $1.50 billion, an increase of $243.7 million, or 19.5%, from December 31, 2019. Key drivers of this change were increases in cash and cash equivalents, investment securities available for sale, at fair value and total loans held for investment;

•	Cash and due from banks as of June 30, 2020 were $177.3 million, an increase of $141.0 million, or 388.5%, from December 31, 2019. Key drivers of this change were total deposit growth outpacing total loan growth and an increase in other borrowings, which were partially offset by an increase in investment securities available for sale, at fair value, and a decrease in Federal Home Loan Bank borrowings;

•	Interest bearing deposits in other banks as of June 30, 2020 were $34.6 million, an increase of $7.0 million, or 25.3%, from December 31, 2019. Key drivers of this change were the aforementioned items noted in the cash and due from banks analysis and the maturity of certificate of deposit investments in other banks that were not replaced;

•	Investment securities available for sale, at fair value as of June 30, 2020 were $131.9 million, an increase of $25.6 million, or 24.1%, from December 31, 2019. Key drivers of this change were management of the investment securities available for sale portfolio in light of the Company's liquidity needs and an increase in unrealized gains on the investment securities available for sale portfolio. The significant inflow of deposits presented the Company with the opportunity to deploy excess cash and cash equivalents primarily into liquid, cash-flowing products while expanding net interest margin and increasing earnings per share;

•	Loans, net of unamortized discounts on acquired loans of $5.0 million as of June 30, 2020 were $1.05 billion, an increase of $59.3 million, or 6.0%, from December 31, 2019. Key drivers of this change were the origination and funding of approximately $61.5 million in loans under the Paycheck Protection Program (“PPP”) of the Small Business Administration, which was partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of June 30, 2020 were $1.19 billion, an increase of $184.0 million, or 18.3%, from December 31, 2019. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under the PPP of the Small Business Administration, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of June 30, 2020 were $161.3 million, an increase of $56.8 million, or 54.3%, from December 31, 2019. Key drivers of this change was an increase in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP of the Small Business Administration originated by the Company have been pledged as collateral, and the issuance of $17.8 million in subordinated debt in June 2020, which were partially offset by decreases in Federal Home Loan Bank borrowings due to maturities that were not replaced; and

•	Total stockholders’ equity as of June 30, 2020 was $135.0 million, an increase of $4.1 million, or 3.1%, from December 31, 2019. Key drivers of this change were the net income recorded by the Company for the first six months of 2020 and an increase in accumulated other comprehensive income, net of tax, partially offset by cash dividends paid to shareholders.

Changes in key balance sheet components as of June 30, 2020 compared to June 30, 2019 are as follows; key drivers of these changes include the aforementioned items noted in the balance sheet analysis above and the acquisition of Partners in November 2019:

•	Total assets as of June 30, 2020 were $1.50 billion, an increase of $726.2 million, or 94.3%, from June 30, 2019;

•	Cash and due from banks as of June 30, 2020 were $177.3 million, an increase of $160.9 million, or 982.8%, from June 30, 2019;

•	Interest bearing deposits in other banks as of June 30, 2020 were $34.6 million, an increase of $13.7 million, or 66.1%, from June 30, 2019;

•	Investment securities available for sale, at fair value as of June 30, 2020 were $131.9 million, an increase of $81.0 million, or 159.1%, from June 30, 2019;

•	Loans, net of unamortized discounts on acquired loans of $5.0 million as of June 30, 2020 were $1.05 billion, an increase of $406.6 million, or 62.9%, from June 30, 2019;

•	Total deposits as of June 30, 2020 were $1.19 billion, an increase of $551.2 million, or 86.2%, from June 30, 2019;

•	Total borrowings as of June 30, 2020 were $161.3 million, an increase of $105.7 million, or 189.9%, from June 30, 2019; and

•	Total stockholders’ equity as of June 30, 2020 was $135.0 million, an increase of $65.1 million, or 93.3%, from June 30, 2019.

As of June 30, 2020, all of the capital ratios of the Company, Delmarva and Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following depicts the net charge-off activity for the three months ended June 30, 2020 and 2019:

•	Net charge-offs for the three months ended June 30, 2020 were $343 thousand as compared to $297 thousand for the same period of 2019; and

•	Net charge-offs to average loans (annualized) for the three months ended June 30, 2020 were 0.13% as compared to 0.18% for the same period of 2019.

The following depicts the net charge-off activity for the six months ended June 30, 2020 and 2019:

•	Net charge-offs for the six months ended June 30, 2020 were $476 thousand as compared to $597 thousand for the same period of 2019; and

•	Net charge-offs to average loans (annualized) for the six months ended June 30, 2020 were 0.09% as compared to 0.19% for the same period of 2019.

The following depicts the level of the allowance for credit losses as of June 30, 2020, December 31, 2019 and June 30, 2019:

•	The allowance for credit losses as of June 30, 2020 was $10.0 million, as compared to $7.3 million at December 31, 2019 and $7.1 million at June 30, 2019;

•	The allowance for credit losses to period end loans as of June 30, 2020 was 0.95%, as compared to 0.73% at December 31, 2019 and 1.09% at June 30, 2019;

•	The allowance for credit losses to period end loans, excluding loans directly originated and funded under the PPP of the Small Business Administration, as of June 30, 2020 was 1.01%;

•	The allowance for credit losses to nonaccrual loans as of June 30, 2020 was 185.2%, as compared to 160.8% at December 31, 2019 and 141.8% at June 30, 2019; and

•	The allowance for credit losses to nonperforming loans as of June 30, 2020 was 185.2%, as compared to 160.7% at December 31, 2019 and 137.5% at June 30, 2019.

As of June 30, 2020, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

As of June 30, 2020, December 31, 2019 and June 30, 2019, the Company had $5.0 million, $6.1 million and $893 thousand, respectively, in unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Partners.

The following depicts the level of nonperforming assets as of June 30, 2020, December 31, 2019 and June 30, 2019:

•	Nonaccrual loans as of June 30, 2020 were $5.4 million, as compared to $4.5 million at December 31, 2019 and $5.0 million at June 30, 2019;

•	Loans past due 90 days and accruing interest as of June 30, 2020 were $0, as compared to $5 thousand at December 31, 2019 and $156 thousand at June 30, 2019;

•	Total nonperforming loans as of June 30, 2020 were $5.4 million, as compared to $4.5 million at December 31, 2019 and $5.1 million at June 30, 2019;

•	Other real estate owned as of June 30, 2020 was $2.5 million, as compared to $2.4 million at December 31, 2019 and $3.7 million at June 30, 2019;

•	Total nonperforming assets as of June 30, 2020 were $7.9 million, as compared to $7.0 million at December 31, 2019 and $8.8 million at June 30, 2019;

•	Nonperforming assets to total assets as of June 30, 2020 was 0.53%, as compared to 0.56% at December 31, 2019 and 1.15% at June 30, 2019; and

•	Nonperforming assets to total loans and other real estate owned as of June 30, 2020 was 0.75%, as compared to 0.70% at December 31, 2019 and 1.36% at June 30, 2019.

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of June 30, 2020, both Delmarva and Partners branch operations were operating under normal lobby and drive-thru hours with facemasks being required to enter one of their branch facilities and signage and floor markings in their branch lobbies to help facilitate social distancing regulations. In addition, the majority of Delmarva’s and Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on a full-time basis. Delmarva and Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Partners began assisting their customers in obtaining loans under the PPP of the Small Business Administration in order to further assist their communities. As of June 30, 2020, on a consolidated basis, the Company directly originated and funded over 500 loans totaling approximately $61.5 million under this program, all of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility.

Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $2.4 million will be recognized in interest income over the life of the loans.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. As of June 30, 2020, on a consolidated basis, the Company had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, all of which are still accruing interest, which represents approximately 28.8% of total loan balances outstanding.

The following table presents a summary of the loan payment deferrals, full payment and interest only payment deferral, as a percentage of the number of loans outstanding and loan balances outstanding, granted by the Company as of June 30, 2020 related to the COVID-19 pandemic:

As of June 30, 2020
Loan Payment Deferrals - COVID 19 pandemic
Number of loans for full payment deferral completed	Number of Loans Outstanding (%)
515	11.79%
Number of loans for interest only payment deferral completed	Number of Loans Outstanding (%)
33	0.76%
Number of loans for loan payment deferral completed	Number of Loans Outstanding (%)
548	12.55%
Loan balances for full payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)
$267,176	26.83%
Loan balances for interest only payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)
$19,455	1.95%
Loan balances for loan payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)
$286,631	28.78%

The following table presents a summary of the loan payment deferrals by loan portfolio segmentation, full payment and interest only payment deferral, as a percentage of total loan balances outstanding and total loan portfolio segmentation balances outstanding, granted by the Company as of June 30, 2020 related to the COVID-19 pandemic:

As of June 30, 2020
Loan Payment Deferrals (by loan portfolio segmentation) - COVID 19 pandemic
Loan portfolio segmentation:	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan balances outstanding (%)	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)
Commercial and Industrial (full payment deferral)	$19,472	126	1.96%	15.93%
Commercial and Industrial (interest only payment deferral)	2,442	10	0.25%	2.00%
Non-Owner Occupied Commercial Real Estate (full payment deferral)	105,179	87	10.56%	41.44%
Non-Owner Occupied Commercial Real Estate (interest only payment deferral)	5,825	6	0.58%	2.30%
Owner Occupied Commercial Real Estate (full payment deferral)	89,170	124	8.95%	35.64%
Owner Occupied Commercial Real Estate (interest only payment deferral)	2,675	4	0.27%	1.07%
Owner Occupied 1-4 Family (full payment deferral)	9,838	34	0.99%	14.30%
Non-Owner Occupied 1-4 Family (full payment deferral)	28,662	98	2.88%	21.99%
Non-Owner Occupied 1-4 Family (interest only payment deferral)	8,165	9	0.82%	6.26%
Consumer Loans (full payment deferral)	158	7	0.02%	3.50%
Consumer Loans (interest only payment deferral)	33	1	0.00%	0.73%
Agriculture Loans (full payment deferral)	3,306	6	0.33%	11.97%
Agriculture Loans (interest only payment deferral)	0	0	0.00%	0.00%
Residential Construction (interest only payment deferral)	831	4	0.08%	2.08%
Commercial Construction (interest only payment deferral)	8,425	13	0.85%	18.82%
Home Equity Installment Loans (interest only payment deferral)	2,126	16	0.21%	39.84%
Home Equity Line of Credit (interest only payment deferral)	324	3	0.03%	0.91%
Totals	$286,631	548	28.78%

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The tables below identify these higher risk industries, the Company’s exposure to them and the balance of the loans within these higher risk industries with respect to which the Company has granted loan payment deferrals for as of June 30, 2020:

As of June 30, 2020
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)
Hospitality (Hotels)	$77,864	40	7.76%
Amusement Services	4,428	11	0.44%
Restaurants	47,472	91	4.73%
Retail Commercial Real Estate	36,561	42	3.65%
Movie Theatres	2,450	2	0.24%
Aviation	0	0	0.00%
Charter Boats/Cruises	0	0	0.00%
Commuter Services	246	9	0.02%
Manufacturing/Distribution	3,701	17	0.37%
Totals	$172,722	212	17.21%

As of June 30, 2020
Higher Risk Industries	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)
Hospitality (Hotels)	$62,390	25	80.13%
Amusement Services	4,145	5	93.61%
Restaurants	30,924	45	65.14%
Retail Commercial Real Estate	18,331	13	50.14%
Movie Theatres	2,450	2	100.00%
Aviation	0	0	0.00%
Charter Boats/Cruises	0	0	0.00%
Commuter Services	173	8	70.33%
Manufacturing/Distribution	0	0	0.00%
Totals	$118,413	98	68.56%

“Throughout the second quarter of 2020, our focus has been on the health and safety of our employees and customers, providing necessary financial support and services to our customers and communities, and managing the ever changing risk elements of our economy,” said Lloyd B. Harrison, III, the Company’s Chief Executive Officer. “The COVID-19 pandemic has presented significant financial challenges for many of our customers and brought economic uncertainty. Despite working in modified business operations for most of the second quarter, we have continued to strive to meet the services expectations of our customers. I could not be more proud of how Delmarva and Partners have risen to the occasion in providing support to our customers and communities during this difficult time. The Company’s second quarter 2020 operating results were negatively impacted by the economic uncertainty surrounding the COVID-19 pandemic, including higher provision for credit losses, lower organic loan growth and decreases in our net interest income and net interest margin when compared to the first quarter of 2020. While we remain cautiously optimistic regarding the gradual reopening of the economies in the markets in which we operate, as well as our current pipeline of opportunities, it is likely that the COVID-19 pandemic and the economic disruption related to it, will continue to negatively impact the Company’s financial position and operating results for the second half of 2020. However, with our current levels of liquidity and capital, including our recently completed $17.8 million subordinated debt offering, we believe we are well positioned to continue to support the needs of our customers and communities, successfully navigate this unprecedented environment, and capitalize on any strategic opportunities that may present themselves.”

About Delmar Bancorp

Delmar Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 410-548-1722 x18305.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic including on asset quality, the allowance for credit losses, provision for credit losses and interest rates, strategic business initiatives and the anticipated effects thereof, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic, including whether there is a “second wave” as a result of the loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; (5) legislative or regulatory changes and requirements, including the impact of the Coronavirus Aid, Relief, and Security, or “CARES,” Act and other legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Partners, (6) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the “Act”) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (7) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (8) the value of securities held in the Company’s investment portfolios, (9) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (10) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (11) demand for loan products, (12) deposit flows, (13) the strength of the Company’s counterparties and the economy in general, (14) competition from both banks and non-banks, (15) demand for financial services in the Company’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) the Company’s strategic initiatives, including the Company’s intention to expand, (19) cyber threats, attacks or events, (20) expansion of Delmarva’s and Partners’ product offerings, (21) accounting principles, policies and guidelines, and elections by the Company thereunder, and (22) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic, including, among other things, the CARES Act. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other reports filed with the Securities and Exchange Commission.

DELMAR BANCORP
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	December 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$177,304,934	$16,374,830	$36,295,122
Interest bearing deposits in other banks	34,556,819	20,808,726	27,585,872
Federal funds sold	36,469,391	7,394,896	31,230,203
Cash and cash equivalents	248,331,144	44,578,452	95,111,197
Investment securities available for sale, at fair value	131,902,137	50,916,855	106,256,187
Loans held for sale	6,927,228	-	3,554,962
Loans, less allowance for credit losses of $10,003,065 at June 30, 2020, $7,065,562 at June 30, 2019 and $7,303,596 at December 31, 2019	1,043,274,940	639,648,960	986,683,661
Accrued interest receivable on loans and investment securities	6,205,407	2,234,750	3,137,707
Premises and equipment, at cost, less accumulated depreciation	14,332,146	9,952,875	13,704,769
Federal Home Loan Bank stock, at cost	4,289,300	2,761,400	5,180,100
Atlantic Central Bankers Bank stock, at cost	131,250	131,250	131,250
Other investments	4,747,816	1,559,162	2,837,917
Bank owned life insurance	7,916,569	-	7,817,224
Other real estate owned	2,545,885	3,681,768	2,417,085
Core deposit intangible	3,010,051	918,000	3,373,198
Goodwill	9,390,809	5,237,067	9,390,809
Other assets	13,414,652	8,601,126	13,073,935
Total assets	$1,496,419,334	$770,221,665	$1,252,670,001

LIABILITIES
Deposits:
Non interest bearing demand	$377,448,591	$194,656,415	$261,630,839
NOW	102,196,615	53,645,589	76,947,116
Savings and money market	270,167,684	116,457,374	222,975,269
Time, $100,000 or more	287,343,455	126,098,968	274,387,352
Other time	153,575,341	148,657,570	170,841,008
	1,190,731,686	639,515,916	1,006,781,584
Accrued interest payable on deposits	508,306	516,092	571,968
Short-term borrowings with the Federal Home Loan Bank	21,200,000	-	48,000,000
Long-term borrowings with the Federal Home Loan Bank	53,301,071	49,159,643	48,830,357
Subordinated debt, net of deferred costs	24,300,000	6,500,000	6,500,000
Other borrowings	62,531,661	-	1,249,156
Other liabilities	8,875,717	4,700,774	9,860,157
Total liabilities	1,361,448,441	700,392,425	1,121,793,222

COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares: issued and outstanding 17,809,185 at June 30, 2020, 9,985,321 at June 30, 2019 and 17,790,181 at December 31, 2019	178,092	99,853	177,902
Surplus	87,552,302	29,480,630	87,437,377
Retained earnings	44,340,637	39,800,484	41,784,860
Noncontrolling interest in consolidated subsidiaries	823,651	-	737,975
Accumulated other comprehensive income, net of deferred tax	2,076,211	448,273	738,665
Total stockholders' equity	134,970,893	69,829,240	130,876,779
Total liabilities and stockholders' equity	$1,496,419,334	$770,221,665	$1,252,670,001

 *  Derived from audited consolidated financial statements.

 The amounts presented in this Consolidated Balance Sheet as of June 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

DELMAR BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 30,
	2020	2019
INTEREST INCOME ON:
Loans, including fees	$13,132,393	$8,762,431
Investment securities:
Taxable	429,337	166,812
Exempt from federal income tax	236,197	147,772
Federal funds sold	14,522	8,142
Other interest income	125,867	134,732
	13,938,316	9,219,889

INTEREST EXPENSE ON:
Deposits	2,455,774	1,485,716
Borrowings	585,423	416,041
	3,041,197	1,901,757

NET INTEREST INCOME	10,897,119	7,318,132
Provision for credit losses	2,527,000	300,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	8,370,119	7,018,132

OTHER INCOME:
Service charges on deposit accounts	142,331	278,503
Gains on investment securities	488,438	-
Other income	1,514,328	561,023
	2,145,097	839,526

OTHER EXPENSES:
Salaries and employee benefits	4,821,788	2,833,357
Premises and equipment	1,133,209	896,197
Amortization of core deposit intangible	179,931	75,500
(Gains) on other real estate owned	-	(4,322)
Other expenses	2,926,533	1,610,741
	9,061,461	5,411,473

INCOME BEFORE TAXES ON INCOME	1,453,755	2,446,185

Federal and state income taxes	298,950	694,924

NET INCOME	$1,154,805	$1,751,261
Net (income) attributable to noncontrolling interest	$(114,748)	$-
Net income attributable to Delmar Bancorp	$1,040,057	$1,751,261

Earnings per common share:
Basic	$0.058	$0.175
Diluted	$0.058	$0.175

The amounts presented in these Consolidated Statements of Income for the three months ended June 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

DELMAR BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
INTEREST INCOME ON:
Loans, including fees	$26,491,383	$17,228,358
Investment securities:
Taxable	863,989	347,535
Exempt from federal income tax	461,271	291,305
Federal funds sold	111,695	23,034
Other interest income	358,598	311,231
	28,286,936	18,201,463

INTEREST EXPENSE ON:
Deposits	5,043,038	2,831,700
Borrowings	1,237,309	838,488
	6,280,347	3,670,188

NET INTEREST INCOME	22,006,589	14,531,275
Provision for credit losses	3,174,600	600,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	18,831,989	13,931,275

OTHER INCOME:
Service charges on deposit accounts	431,508	565,933
Gains on investment securities	615,678	-
Other income	2,651,147	1,032,258
	3,698,333	1,598,191

OTHER EXPENSES:
Salaries and employee benefits	9,600,879	5,670,888
Premises and equipment	2,257,451	1,834,315
Amortization of core deposit intangible	363,147	151,000
(Gains) on other real estate owned	-	(5,449)
Other expenses	5,629,473	3,370,629
	17,850,950	11,021,383

INCOME BEFORE TAXES ON INCOME	4,679,372	4,508,083

Federal and state income taxes	1,102,465	1,357,816

NET INCOME	$3,576,907	$3,150,267
Net (income) attributable to noncontrolling interest	$(130,707)	$-
Net income attributable to Delmar Bancorp	$3,446,200	$3,150,267

Earnings per common share:
Basic	$0.194	$0.315
Diluted	$0.193	$0.315

The amounts presented in these Consolidated Statements of Income for the six months ended June 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.